UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(Address of principal executive offices)

(813) 228-1111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2021, Tampa Electric Company (the “Company”) completed its previously reported offering of (i) $400.0 million aggregate principal amount of 2.40% Notes due 2031 (the “2031 Notes”) and (ii) $400.0 million aggregate principal amount of 3.45% Notes due 2051 (the “2051 Notes”, and collectively, the “Notes”). The 2031 Notes were sold at 99.674% of par and the 2051 Notes were sold at 99.777% of par. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $790.7 million. In connection with completing the issuance and sale of the Notes, the Company entered into a sixteenth supplemental indenture (the “Sixteenth Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Trustee”), supplementing the Indenture dated July 1, 1998 (the “Base Indenture” and together with the Sixteenth Supplemental Indenture, and as otherwise amended and supplemented to date, the “Indenture”).

The 2031 Notes mature on March 15, 2031, and bear interest at a rate of 2.40% per annum. The 2051 Notes mature on March 15, 2051, and bear interest at a rate of 3.45% per annum. We will pay interest on the Notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to December 15, 2030, in the case of the 2031 Notes, or September 15, 2050, in the case of the 2051 Notes, the Company may redeem all or any part of such series of Notes at its option at a redemption price equal to the greater of (i) 100% of the principal amount of such series of Notes to be redeemed or (ii) the sum of the present values of the remaining payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on (a) December 15, 2030, in the case of the 2031 Notes, discounted to the redemption date on a semiannual basis at the applicable treasury rate (as defined in the Indenture), plus 15 basis points (0.15%), or (b) September 15, 2050, in the case of the 2051 Notes, discounted to the redemption date on a semiannual basis at the applicable treasury rate, plus 20 basis points (0.20%); in either case, the redemption price would include accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after December 15, 2030, in the case of the 2031 Notes or September 15, 2050, in the case of the 2051 Notes, the Company may at its option redeem such series of the Notes, in whole or in part, at 100% of the principal amount of such series of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on such series of the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay the principal of or premium, if any, on such series of the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than such series of the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company as described in the Indenture.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes of such series may declare the principal amount of all the Notes of such series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes of such series may rescind and annul that declaration and its consequences.

The Notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated indebtedness.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Base Indenture as filed with the Securities and Exchange Commission on June 3, 1998, as Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (File No. 333-233336), as amended and supplemented to date, and the Sixteenth Supplemental Indenture and the Notes filed herewith as Exhibits 4.9, 4.10 and 4.11, respectively, and incorporated herein by reference.

Affiliates of the Trustee in the past have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statements on Form S-3 of the Company previously filed with Securities and Exchange Commission (File No. 333-233336), the Company is including the Sixteenth Supplemental Indenture as Exhibit 4.9 hereto, the 2031 Notes as Exhibit 4.10 and the 2051 Notes as Exhibit 4.11 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.9	Sixteenth Supplemental Indenture dated as of March 18, 2021, between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.10	2031 Notes. Filed herewith.

4.11	2051 Notes. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2021		TAMPA ELECTRIC COMPANY (Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President – Governance and Corporate Secretary